Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: September 8, 2026

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Caroline Sardella (918) 230-9992	Ashley Mitchell (918) 240-6082

Williams Prices $2.75 Billion of Senior Notes

Williams (NYSE: WMB) announced today that it has priced a public offering of $500 million of its 5.000% Senior Notes due 2029 at a price of 99.931 percent of par, $1.0 billion of its 5.600% Senior Notes due 2033 at a price of 99.999 percent of par, $750 million of its 5.800% Senior Notes due 2036 at a price of 99.819 percent of par, and $500 million of its 6.400% Senior Notes due 2056 at a price of 99.800 percent of par. The expected settlement date for the offering is September 10, 2026, subject to the satisfaction of customary closing conditions.

Williams intends to use the net proceeds of the offering to repay its outstanding commercial paper and for other general corporate purposes, including funding capital expenditures.

Citigroup Global Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc. are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Telephone: 1-800 831-9146

E-mail: prospectus@citi.com

c/o Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020

Attn: Debt Capital Markets

Telephone: 1-866-271-7403

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Attn: Investment Banking Division

Telephone: 1-866-718-1649

SMBC Nikko Securities America, Inc.

277 Park Avenue, 5th Floor

New York, New York 10172

Attention: Debt Capital Markets

Email: NikkoGCNotices@smbcnikko-si.com

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our infrastructure to deliver one third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.